EXHIBIT 99.1

NEWS	Northrop Grumman Corporation Public Information 1840 Century Park East Los Angeles, California 90067-2199 Telephone 310-553-6262 Fax 310-556-4561

Contact: Frank Moore (Media) (310) 201-3335
Gaston Kent (Investors) (310) 201-3423

For Immediate Release

NORTHROP GRUMMAN ANNOUNCES
CLOSING OF TRW MERGER

LOS ANGELES — Dec. 11, 2002 — Northrop Grumman Corporation (NYSE: NOC) announced today that the merger of a wholly-owned subsidiary of Northrop Grumman with and into TRW Inc. was completed following the approvals of the stockholders of Northrop Grumman and TRW at special meetings of stockholders held today. TRW will survive the merger as a wholly owned subsidiary of Northrop Grumman.

As previously announced, based on the exchange ratio for the merger, TRW shareholders will receive 0.5357 shares of Northrop Grumman common stock for each share of TRW common stock, with cash paid in lieu of any fractional share of Northrop Grumman stock which otherwise would be issued to the TRW shareholders.

Northrop Grumman Corporation is a $17 billion, global defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense electronics, systems integration, information technology and nuclear and non-nuclear shipbuilding and systems. With nearly 96,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

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